                                                               Exhibit (h)(5)(i)

                      AMENDMENT TO PARTICIPATION AGREEMENT

         THIS AMENDMENT, made and entered into as of this 2nd day of April, 2002, by and among ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA (hereinafter "Allianz"), a Minnesota life insurance company, on its own behalf and on behalf of its SEPARATE ACCOUNTS (the "Accounts"); THE PRUDENTIAL SERIES FUND, INC., an open-end management investment company organized under the laws of Maryland (hereinafter the "Fund"); PRUDENTIAL INVESTMENTS LLC (hereinafter the "Adviser"); and PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (hereinafter the "Distributor"), a Delaware limited liability company.

         WHEREAS, Allianz, the Fund, the Adviser, and the Distributor entered into a Participation Agreement dated as of the 15th day of December, 2000 (the "Participation Agreement"), whereby the Accounts expressed their intention to purchase shares of a certain series of the Fund, defined as the Designated Portfolios in the Participation Agreement, on behalf of certain variable life insurance policies and/or variable annuity contracts; and

         WHEREAS, the parties desire to amend the Participation Agreement to add an additional Designated Portfolio, the shares of which may be purchased by the Account upon the terms and conditions described in the Participation Agreement.

         NOW, THEREFORE, in consideration of their mutual promises, Allianz, the Fund, the Distributor and the Adviser agree as follows:

         The parties hereby agree to amend Schedule B of the Participation Agreement to identify the Designated Portfolios as: The Prudential Series Fund, Inc.--Jennison 20/20 Focus Portfolio and The Prudential Series Fund, Inc.--SP Jennison International Growth Portfolio.

         The remaining provisions of the Participation Agreement, as amended by the addition of a Designated Portfolio, shall remain in full force in effect.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to Participation Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

                      ALLIANZ LIFE INSURANCE COMPANY OF NORTH
                      AMERICA

                      By its authorized officer,

                      By: ___________________

                      Title:
                      Date: 4/2/02

                      THE PRUDENTIAL SERIES FUND, INC.

                      By its authorized officer,

                      By: ______________________

                      Title: President
                      Date: 4/2/02

                      PRUDENTIAL INVESTMENTS LLC

                      By its authorized officer,

                      By: _____________________
                      Title:
                      Date: 4/2/02

                      PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

                      By its authorized officer,

                      By: _____________________
                      Title: President
                      Date: 4/2/02